Exhibit 5.1

Plaza VII 45 South Seventh Street, Suite 3300 Minneapolis, MN 55402-1609 612.607.7000 Fax 612.607.7100

February 28, 2007

Board of Directors
Southwest Casino Corporation
2001 Killebrew Drive, Suite 350,
Minneapolis, Minnesota 55425

Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Southwest Casino Corporation, a Nevada corporation (“Southwest”), in connection with the registration by Southwest of the resale 12,663,389 shares of the Southwest’s common stock, $0.001 par value per share (the “Shares”), pursuant to Southwest’s registration statement on Form SB-2 filed with Securities and Exchange Commission on the date hereof (the “Registration Statement”), on behalf of the certain selling stockholders named therein (the “Selling Shareholders”).  The Shares to be registered for resale consist of shares of common stock and shares of common stock issuable upon the exercise of warrants issued together in a private placement.

In acting as counsel for Southwest and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Southwest, agreements and other instruments, certificates of officers and representatives of Southwest, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.                                       Southwest had and has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2.                                       The Shares being registered for resale by the Selling Stockholders under the Registration Statement have been duly authorized, and are either validly issued, delivered, fully paid and non-assessable in accordance with the terms of the securities purchase agreement or when issued in accordance with the terms of the warrants will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ OPPENHEIMER WOLFF & DONNELLY LLP